Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 15, 2006, in the Registration Statement (Form S-1) and related Prospectus of SHG Holding Solutions, Inc. for the registration of its common stock expected to be filed on or about October 6, 2006.

/s/ Ernst & Young LLP
Orange County, California
October 2, 2006